EXHIBIT (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 10, 2009, and the accompanying Letter of Transmittal and other related materials, as they may be amended or supplemented from time to time, and the information contained therein is incorporated herein by reference. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction.

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Monterey Gourmet Foods, Inc.

at

$2.70 Net Per Share

by

Pulmuone Cornerstone Corporation

a wholly owned subsidiary of

Pulmuone U.S.A., Inc.

Pulmuone Cornerstone Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pulmuone U.S.A., Inc., a California corporation (“Parent”), is offering to purchase for cash all outstanding shares of common stock, $0.001 par value per share (the “MGF Common Stock”), and the associated preferred stock purchase rights (the “Company Rights” and, together with the MGF Common Stock, the “Shares”), of Monterey Gourmet Foods, Inc., a Delaware corporation (“MGF” or the “Company”), at a price of $2.70 per Share (the “Offer Price”), net to the seller in cash without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 8, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), among MGF, Parent, and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into MGF, and MGF will be the surviving corporation (the “Merger”).

THERE IS NO FINANCING CONDITION TO THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE CONDITION THAT THERE SHALL HAVE BEEN VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AS IT MAY BE EXTENDED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES ALREADY OWNED BY PARENT OR PURCHASER AND THEIR AFFILIATES (BUT EXCLUDING ANY SHARES THAT MAY BE ACQUIRED BY EXERCISING THE TOP-UP OPTION (AS DEFINED IN THE OFFER TO PURCHASE)), REPRESENTS A MAJORITY OF THE TOTAL NUMBER OF ALL OUTSTANDING SHARES AT THE EXPIRATION DATE (AS DEFINED BELOW) (THE “MINIMUM CONDITION”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 10, 2009,

UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF MGF, AMONG OTHER THINGS, HAS (I) DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, MGF AND ITS STOCKHOLDERS, (II) DULY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (III) RECOMMENDED THAT THE STOCKHOLDERS OF MGF ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER, AND, IF REQUIRED BY LAW, ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights” of the Offer to Purchase. The term “Expiration Date” means 12:00 midnight, Eastern Time, on Thursday, December 10, 2009, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer will expire. Under no circumstances will Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Following the consummation of the Offer and subject to certain conditions, Purchaser will merge with and into MGF, with MGF as the surviving corporation. Pursuant to the Merger Agreement, each Share issued and outstanding (other than Shares (i) held in the treasury of MGF, (ii) owned by Parent, Purchaser or any of their respective subsidiaries or (iii) held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive in cash an amount per share equal to the Offer Price (the “Merger Consideration”), subject to any applicable withholding taxes. All Shares that have been so converted will be automatically cancelled, and their holders will cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration.

Purchaser may, at its sole discretion, extend the Offer for such period as Purchaser determines. However, such extension will be in increments of no more than 10 business days if all of the conditions to the Offer other than the Minimum Condition have been satisfied or waived at such Expiration Date. If necessary to acquire 90% of the outstanding Shares pursuant to the Offer, Purchaser also may, at its sole discretion, provide for a “subsequent offering period” in accordance with applicable law. Purchaser must accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during any such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” If Purchaser provides a “subsequent offering period”, tendering stockholders will not have withdrawal rights. Purchaser will announce any decision to extend the Offer in a press release stating the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by BNY Mellon Shareowner Services, the depositary (the “Depositary”), of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary.

Tenders of Shares pursuant to the Offer are irrevocable; however, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived.

Also, Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither Purchaser, Parent, any of their respective affiliates or assigns, the Depositary, the Information Agent (as defined below), the Dealer Manager (as defined below) or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notice. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder of MGF that tenders Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s tax basis in the Shares sold or exchanged. Stockholders should consult their tax advisors about the tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer in light of their particular circumstances.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on MGF’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Please direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

100 Wilshire Boulevard, Suite 1200

Santa Monica, California 90401

(310) 393-6632 Extension 269

November 10, 2009

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